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                                                                      EXHIBIT 13

                 THIS SUPPLEMENTAL AGREEMENT is made the 19th day of May 2000
BETWEEN:

                 (1) MARTIN LEE EDMONDSON of 32 Love Lane, Pandon Quay, Newcastle upon Tyne NE1 3DW, England ("ME"); and

                 (2) DAVID CHRISTOPHER WARD of The Old Farm, Hilltop Drive, Hale, Cheshire WA16 0JN, England (the "Original Purchaser"); and

                 (3) INFOGRAMES ENTERTAINMENT SA a company under the laws of France with registration number RCS Lyon B 341 699 106 having its principal office at 82-84 rue du lor Mars 1943, Villeurbanne 69628, France (the "New Purchaser")

                 RECITALS:

                 A) ME is the legal and beneficial owner of 1,000,000 (one million) shares of common stock of GT Interactive Software Corp ("GT"), par value $0.01 each (the "Shares"), and by an Agreement dated 18th February 2000 agreed to sell the Shares to the Original Purchaser on the terms of that Agreement

                 B) In entering that Agreement, the Original Purchaser was acting as undisclosed agent for the New Purchaser, which each of ME and the New Purchaser acknowledges

                 C) The terms of that Agreement having not been fulfilled by either party, ME has agreed with the Original Purchaser and with the New Purchaser to enter this agreement to acknowledge the New Purchaser as principal and to clarify the terms of the original Agreement and the provisions surrounding completion:

                 IT IS AGREED:

                 1. ME (being the absolute legal and beneficial owner of the Shares) shall sell, free from all liens, charges and encumbrances of any nature whatsoever, and the New Purchaser shall buy the Shares for a price of $4.19 (four US Dollars and nineteen cents) per share, giving an aggregate purchase price for all the Shares of $4,190,000 (four million, one hundred and ninety thousand US Dollars).

                 2. ME and the Original Purchaser hereby acknowledge and confirm that shortly after the signature of the original Agreement referred to above (and for the avoidance of doubt prior to the expiry of 21 (twenty-one) days after the date of that Agreement) that it was agreed between the parties that the requirement for completion of the sale to take place within such 21 (twenty-one) days after the date of that Agreement be accordingly amended so that completion of the sale shall take place as soon as may reasonably be possible (and in any event not later than 31st May 2000) when:
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                 2.1      ME shall deliver to the New Purchaser a duly executed
transfer in respect of the Shares and lodge with GT share certificate(s) representing a number of shares in GT at least equal to the number of the Shares

                 2.2 the New Purchaser shall pay the purchase price by transferring by telegraphic transfer to such bank account as may be nominated by ME the sum of $4,190,000 (four million, one hundred and ninety thousand US Dollars) by way of payment of the purchase price.

                 3. ME and the Original Purchaser hereby agree that the Original Purchaser entered the Agreement dated 18th February 2000 noted in Recital (A) as agent of the New Purchaser and that accordingly the rights and obligations which arose under that Agreement are deemed discharged on this Supplemental Agreement being signed, and that neither shall be liable to the other for any cause or matter pertaining to or connected with that Agreement.

                 4. This Supplemental Agreement shall be governed by English law. Each of ME and the Original Purchaser and the New Purchaser hereby submits to the exclusive jurisdiction of the courts of England in respect of all matters arising out of this Agreement.

                 SIGNED by MARTIN LEE EDMONDSON:

                                                SIGNED by DAVID CHRISTOPHER WARD
                                               for himself and for and on behalf
                                                 of INFOGRAMES ENTERTAINMENT SA:










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